EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Form S-3) of our report dated March 16, 2009, relating to the consolidated financial statements of PremierWest Bancorp and Subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008, and in our same report, with respect to the effectiveness of internal control over financial reporting of PremierWest Bancorp and Subsidiaries as of December 31, 2008, included in its Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the references to our firm under the heading “Experts” in the prospectus.

Portland, Oregon
March 30, 2009